                                                                      Exhibit 11
                                                                      ----------

                     WINDSOR REAL ESTATE INVESTMENT TRUST 8
                     --------------------------------------
                 COMPUTATION OF NET LOSS PER COMMON SHARE (1)
                 ----------------------------------------

                                       Three Months Ended                  Six Months Ended
                                             June 30                            June 30
                                -------------------------------     -------------------------------

                                       1996           1995               1996             1995
                                --------------   --------------     --------------   --------------

Net loss                        $    (29,100)    $    (16,800)      $    (40,800)    $     (8,200)
 Less:
   Dividends paid
    Preferred                        (36,800)         (36,900)           (73,600)         (70,700)
    Common                           (33,800)         (33,800)           (67,600)         (64,800)
    Unpaid preferred
     dividends                                                                             (3,100)
                                --------------   --------------     --------------   --------------


Overdistributed Earnings        $    (99,700)    $    (87,500)      $   (182,000)    $   (146,800)
                                ==============   ==============     ==============   ==============

Allocation of
- -------------
 Overdistributed
 ---------------
 Earnings (2)
 ------------
  Preferred                     $    (51,900)    $    (45,600)      $    (94,800)    $    (76,600)
  Common                             (47,800)         (41,900)           (87,200)         (70,200)
                                --------------   --------------     --------------   --------------

                                $    (99,700)    $    (87,500)      $   (182,000)    $   (146,800)
                                ==============   ==============     ==============   ==============

Earnings Per
- ------------
 Common Share
 ------------
  Dividends Paid                $     33,800     $     33,800       $     67,600     $     64,800
  Allocation of
   Overdistributed
   Earnings                          (47,800)         (41,900)           (87,200)         (70,200)
                                --------------   --------------     --------------   --------------

Net Loss Attributable to
 Common Shares                  $    (14,000)    $     (8,100)      $    (19,600)    $     (5,400)
                                ==============   ==============     ==============   ==============

 Weighted Average
  Common Shares
  Outstanding                         90,169           90,169             90,169           90,169
                                ==============   ==============     ==============   ==============
Net Loss
 Per Common
 Share                          $      (0.16)    $      (0.09)      $      (0.22)    $      (0.06)
                                ==============   ==============     ==============   ==============

Note
- ----

(1) Net loss per common share is computed using the two class method.
(2) Overdistributed earnings are allocated evenly, on a per share basis, between common and preferred shares.